EXHIBIT 10.24**

Ferrari S.p.A.

Via Emilia Est 1163

P.O. Box 589

41100 Modena

Italy

To the kind attention of:

Brand Department

Paramus, November 17, 2017

Dear Sirs,

further to our negotiations we summarize hereunder the terms and conditions of the understandings reached between us and, consequently, propose the following license agreement entirely negotiated between the parties, to be signed by exchange of correspondence, according to the terms set forth below:

* * * * *

LICENSE AGREEMENT

between

Ferrari S.p.A.

Via Emilia Est 1163

41100 Modena

Italy

and

Movado Group Inc.

650 From Road -Suite 375

Paramus, N.J. 07652-3556

United States

**CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED FROM PAGES 4, 7, 9, 10, 11, 12, 13, 15, 16, 18, 19, 20, 24, 25, 31, 33, 34, 35, 36 and 42 AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION (“SEC”) PURSUANT TO RULE 24b-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED (“1934 ACT”).

INDEX

1.Definitions4

2.Grant of Rights; Limits9

3.Product Plan12

4.Guaranteed Minimum Payments12

5.Royalties13

6.Reports13

7.Withholding, Charges, Delayed Payments14

8.Verifications and Audits15

9.Products – Approval Procedure16

10.Product and Marketing Development – Cooperation with Ferrari18

11.A&P Activity18

12.Supply to Ferrari – Ferrari Points of Sale - Sponsor and/or Suppliers19

13.Monitoring and Inspections; Compliance with Law20

14.Distribution of Products22

15.Product Liability; Insurance22

16.Trademarks23

17.Copyright and Trademarks Notice – Labels25

18.Early Termination25

19.Termination with Immediate Effect; Right of Termination26

20.Rights and Obligations following Expiry or Termination26

21.Notices27

22.Miscellaneous28

23.No Standardised Document29

24.Code of Conduct29

25.Confidentiality29

26.Governing Law and Jurisdiction30

SCHEDULES

Schedule A	Agreement Conditions

Schedule B	Trademarks

Schedule C	Business, Product and A&P Activities Plan

Schedule D	Guaranteed Minimum Payments

Schedule E	Products

Schedule F	Royalties Report

Schedule G	Stock Report

Schedule H	PNF Form

Schedule I	Insurance Policy

Schedule J	Sponsors and Suppliers

Schedule K	Licensee’s Affiliates and Subsidiaries

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Schedule L	Trademark Registrations

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THIS LICENSE AGREEMENT (the "Agreement") is entered into by and between

(1)

Ferrari S.p.A., with registered offices at via Emilia Est 1163, P.O. Box 589, 41100 Modena, Italy, VAT No. 00159560366, Direzione e Coordinamento Ferrari N.V., for the purpose hereof duly represented by Sergio Marchionne, in his capacity as Chief Executive Officer ("Ferrari"), the party of the one part,

and

(2)

Movado Group Inc., with registered offices at 650 From Road -Suite 375, Paramus, N.J. 07652-3556, United States, for the purpose hereof duly represented by Mitchell Sussis, in his capacity as Senior Vice President (the "Licensee"), the party of the other part.

WHEREAS

(A)	Ferrari produces high-performance motor cars, known throughout the world and as such has acquired worldwide exceptional reputation and prestige;

(B)	Ferrari is active in the racing car sector and within this context takes part in various championships, foremost among which is the Formula One World Championships;

(C)

Ferrari is holder and owner of a number of registered trademarks and applications for trademark registrations and has the right to grant third parties the right to use such trademarks in connection with a number of products and services;

(D)	Licensee is active in the development, design, manufacture, advertising, promotion and distribution of watches;

(E)

In March 2012 Ferrari and Licensee entered into a license agreement expiring on December 31, 2017 and pursuant to which the Licensee has been granted the right to develop, produce/manufacture, distribute, advertise, promote and sell watches using the trademarks licensed by Ferrari;

(F)	Licensee wishes to continue its partnership with Ferrari for a further period of five years;

(G)	Ferrari and Licensee (the “Parties”, each a “Party”) are therefore willing to hereinafter set forth the terms and conditions governing their relationship.

Now therefore, THE PARTIES HEREBY AGREE AS FOLLOW:

1.	Definitions

1.1

In addition to the terms defined in the further Articles of the present Agreement and save if differently and expressly indicated in it, the following terms shall have the following meaning (a singular term shall include, depending on the context, also the plural one and vice versa):

*

"A&P Activities" shall mean the advertising, promotional, communication, PR, media and/or marketing initiatives or campaigns in connection with the Products.

*CONFIDENTIAL PORTION OF THIS EXHIBIT OMITTED AND FILED SEPARATELY WITH THE SEC PUSUANT TO RULE 24b-2 OF THE 1934 ACT.

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“A&P Activities Plan” shall mean the plan presenting an estimate of A&P Activities that the Licensee is planning to put in place in the first year of the Term, attached hereto as Schedule C3 and that shall be updated each year of the Term and provided to Ferrari as part of the Business Review Report.

“A&P Activities Report” shall mean the report containing all information, as well as the relevant documentary evidence, relating to Licensee’s expenditure of the Promotional Minimum over the previous twelve-month period ending January 31.

"Affiliate(s)" shall mean the Subsidiaries (as defined herein below) of each Party and any entity (including without limitation any individual, corporation and/or other juridical body) that directly or indirectly controls or is under common control with a Party. For purposes of this definition, the term “controls’ (including the correlative meanings of "controlled by" and under "common control with") means the power, directly or indirectly, to effectively direct or cause the direction of the management and policies of any entity. The current list of Licensee’s Affiliates is attached to this Agreement as Schedule K and any changes to it will be communicated by Licensee from time to time to Ferrari.

"Auditor" shall mean the independent internationally recognized certified public audit firm designated by Ferrari for the purposes of Article 8 which shall be either (i) PricewaterhouseCoopers, (ii) Deloitte Touche Tohmatsu, (ii) KPMG or (iv) Ernst & Young.

“Business Plan” shall mean the plan presenting an estimate of the unit sales of Products and on the expected Net Turnover during each year of the Term, attached hereto as Schedule C1 and that shall be updated each year of the Term and provided to Ferrari as part of the Business Review Report.

“Business Review Report”: shall mean the report aimed at updating Ferrari on a yearly basis with respect to the status of the Licensee business and which content is specified in Section 6.4.

“Code of Conduct” shall have the meaning indicated in Article 24.1 of the Agreement.

"Confidential Information" shall mean any information, data, know how, invention, patented or patentable, and in general any information of technical, industrial, economical, commercial, administrative nature or of any other kind, as well as any drawing, document, IT support or sample, that are not public or publicly available, disclosed by either Party (the “Disclosing Party”) to the other Party (the “Recipient Party”) (and to its Affiliates and/or Representatives as both defined hereunder and/or Distributors) whether orally or in writing, including but not limited to:

(a)

any information, data, prospects, estimates, studies and researches, of whatever nature, related to the management and financial structure, present and future, of the Disclosing Party or its Affiliates;

(b)

any information, data, prospects, estimates, studies and researches, of whatever nature, including the Ferrari Creative Material, related and/or connected to the goods used or of property of the Disclosing Party, to the business activities and to the operative processes which will/shall be used by the Disclosing Party, as well as to the products and/or the services (current or future) produced and/or supplied by the Disclosing Party, including, by means of a mere example, drawings, specifications, techniques, models, data, cad files and any other information and/or documentation relating to the mathematics of any and all products sold or planned for sale by the Disclosing Party, diagrams, flow chart, research, development, processes, procedures, “know-how”, development or marketing techniques and materials, development or marketing timetables, strategies and development plans, including trade names, trademarks, personal names and other

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information related to customers, suppliers or personnel, pricing policies and financial information, and other information of a similar nature, whether or not reduced to writing or other tangible form, and any other trade secrets or non-public business information;

(c)

any information, data, prospects, estimates and studies of whatever nature related to the Disclosing Party’s present or future researches and/or development referring to products sold or planned for sale by the Disclosing Party (of any type and model, actual or future) and any other goods and services of the Disclosing Party;

(d)	any information related to the content of the Agreement and/or any information or materials prepared in connection with work performed under the Agreement or any related subsequent agreement;
(e)

all and any information contained in any analysis, studies and/or synthesis, that, as a result of the examination of the Confidential Information, developed by either Party, its Affiliates and/or its Representatives in reference to the present Agreement or in any other circumstances.

Notwithstanding the foregoing, the term “Confidential Information” shall not include any information (i) that was known by the Recipient Party prior to its receipt from the Disclosing Party, or (ii) that becomes generally available to the public otherwise than by a breach of this Agreement by the Recipient Party, or (iii) that is subsequently disclosed to the Recipient Party by a third person or entity which the Recipient Party is not aware is prohibited from disclosing the same by a contractual, fiduciary or other legal obligation to the Disclosing Party, or (iv) that is independently developed by Recipient Party without breach of this Agreement or any use of Confidential Information, or (v) is disclosed by Recipient Party with the prior written approval of Disclosing Party.

"Distributors" shall mean firms under contract with Licensee or any Licensee Affiliate, selling the Products to purchasers for resale by such purchasers either to other such purchasers or to consumers.

"Ferrari Points of Sale" shall mean the (i)  stores and shops and Internet sites owned and operated by Ferrari or any Ferrari Affiliate, (ii) stores and shops franchised or licensed by Ferrari or by any Ferrari Affiliate and operating under the Ferrari trade name, (iii) the Ferrari corners in third parties’ stores provided such corners are operated, franchised or licensed by Ferrari or by a Ferrari Affiliate, and (iv) stands, both permanent and temporary, as on the occasion of fairs or events, which are operated under the Ferrari trade name either by Ferrari, any Ferrari Affiliate or any Ferrari franchisee or licensee.

“Ferrari Premises” shall mean the Ferrari factory located in Maranello (Italy), Via Abetone Inferiore n. 4.

"Guaranteed Minimum Payments" shall mean the non-refundable amounts paid by Licensee to Ferrari in every case in relation to the rights granted under the Agreement, pursuant to Schedule D.

"Images" shall mean, for example but shall not be limited to, photographs, still images, designs and drawings related to the world of Ferrari (including in particular the images of the Ferrari cars, both Formula One and Gran Turismo cars, the images of Ferrari employees including the pilots), property of the Licensor and or of third parties.

“Labels” shall mean the official Ferrari anti-counterfeiting labels/tags.

"Net Turnover" shall mean the amounts invoiced or, if not invoiced, the amounts actually received for the Products sold by Licensee. For the purpose of the calculation of the Net Turnover, sales in any currency other than Euros, shall be converted into Euros using the average of the average exchange rate of any quarter as reported by the “Banca d’Italia”

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(www.bancaditalia.it).

In computing the Net Turnover, a deduction for a maximum of * of the total invoiced amounts may be made for:

-	discounts granted on the basis of quantities and other discounts granted in relation to the sale of Products,
-	discounts granted in relation to the terms of payment,

-reductions or end-of-season/year sales,

-	discounts for promotion and/or advertising expenses and/or any other form of support to the distribution and/or sale network,

In addition to the foregoing deductions, a deduction may also be made for returns in computing Net Turnover which may not exceed * of the total invoiced amounts. No other deduction shall be made in computing the Net Turnover, save what is expressly provided for in the Agreement. The giving away of Products by Licensee (save for the Products supplied to Ferrari), shall be computed at the normal selling price to the trade applicable at the date the Products are given away in the country of the Territory where the Products are given away, and added in when computing the Net Turnover; provided, however, that notwithstanding the foregoing, Licensee may give away up to * units per year of Products and such Products will not be counted in the Net Turnover.

For Products sold through points of sale owned or managed by Licensee or its Affiliates, the relevant price for purposes of determining Net Turnover shall be the actual retail selling price net of VAT and other applicable sales taxes. In such case Licensee shall pay the percentage of Royalties indicated in Schedule A.

Should Licensee invoice to its Subsidiaries or Affiliates, the Net Turnover shall not be computed based on the amount of such invoices but on the amounts invoiced by such Subsidiaries and Affiliates to the first unrelated entity.

"Producers" shall mean specialising firms in the production of the Products and/or components of the Products and/or semi-finished Products and/or Related Materials and/or components of the Related Materials, acting under Licensee’s sole responsibility.

"Product(s)" shall mean the products listed in Schedule E of the Agreement, bearing the Trademarks and/or the Images and manufactured and/or produced and/or distributed and/or sold and/or advertised by the Licensee pursuant to the terms and conditions of the Agreement. Licensee acknowledges and agrees that, save as otherwise authorized in writing by Ferrari, the Products cannot bear and/or reproduce any brand, logo or trademarks other than the Trademarks, in particular but without limiting the generality of the foregoing, the Products cannot bear and/or reproduce any brand, logo or trademarks of Licensee and/or of a Licensee Affiliate. Therefore Products bearing and/or reproducing any brand, logo or trademarks other than the Trademarks shall in principle not be allowed and shall be subject to the discretionary approval of Ferrari.

“Product Plan” shall mean the product plan attached hereto as Schedule C 2.

“Promotional Minimum” shall mean a sum equal to *% of the Net Turnover generated in each year of the Term, plus a sum equal to *% of the Net Turnover as an additional marketing investment to support development of POS, shop in shops imagery and product displays.

"Related Materials" shall mean any - real or virtual - material developed for use in connection with the Products (for example promotional brochures, packaging or any material used for

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promotional, marketing and/or advertising activities, in any way associated with the Products).

*CONFIDENTIAL PORTION OF THIS EXHIBIT OMITTED AND FILED SEPARATELY WITH THE SEC PUSUANT TO RULE 24b-2 OF THE 1934 ACT.

"Representatives", shall mean the legal representatives, the officers, directors, the managers, the auditors, employees, the agents, the external auditors, the advisors, attorneys and Affiliates of each Party.

“Reports” shall mean the A&P Activities Report, the Business Review Report, the Royalties Report, the Royalties Forecast Report and the Stock Report.

“Royalties Forecast Report” shall mean a realistic forecast of the total amount of Royalties to be generated in each 12-month period ended January 31, that shall be provided twice a year as specified in art. 6.1, it being understood that the above Report shall specify the figures expected for each individual month of the relevant period.

"Royalties Report" shall mean the report edited pursuant to the model provided in Schedule F. It is however understood that Ferrari may – at its sole discretion – modify the format and/or request further information.

"Royalties" shall mean the amounts due to Ferrari according to the Agreement, to be calculated using the criteria indicated in Schedule A.

"Sell off Period" shall mean the period indicated in Schedule A, subsequent to the Term.

"Special Promotions" shall mean the use of the Products as prizes (also in promotional campaigns for “special offers” or “combined selling”), promotional gadgets, promotions, gifts, etc. in order to encourage the sale of products different from the Products or used, for example, but not limited to, for collecting funds in connection with lotteries and/or point campaigns and/or to promote the image, product or activities of third parties or to be included in other products (included editorial and/or collectable products).

"Sponsor” and/or “Supplier” shall mean the sponsors or suppliers who have acquired this qualification under an agreement with Ferrari, the current list of which is attached as Schedule J (updated up to the date of signature of this Agreement), and changes to which Ferrari will communicate from time to time to Licensee.

"Stock Report" shall mean the report edited pursuant to the model contents in Schedule G.

“Subsidiaries” of either Party shall mean any entity (including without limitation any individual, corporation and/or other juridical body) controlled by such Party. The current list of Licensee’s Subsidiaries is attached to this Agreement as Schedule K and any changes to it will be communicated by Licensee from time to time to Ferrari.

"Term" shall have the meaning as indicated in Schedule A of the Agreement.

“Territory" shall mean the geographical area described in Schedule A of the Agreement.

"Trademarks" shall mean the trademarks and the distinctive signs listed in Schedule B (including their common variations in colour and layout) and granted by Ferrari for use by Licensee hereunder.

1.2	The recitals and the Schedules hereto are an integral and substantial part of the Agreement defining the intentions of the Parties and determining the respective rights and obligations.

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2.	Grant of Rights; Limits

2.1	Subject to the terms and conditions of the Agreement, Ferrari hereby grants to Licensee, and Licensee accepts:

i.	the non-assignable (except as otherwise expressly set forth herein),
ii.	non sub-licensable (except for what is strictly provided in Sections 2.6, 13.4 and 14.1),
iii.	exclusive (within the limits of what set forth in below Section 2.2),
iv.	right and license,
v.	to use the Trademarks,
vi.	throughout the Term,
vii.	for the development, production/manufacture, distribution, advertising, promotion and sale of the Products,
viii.	within the Territory,
ix.	in compliance with the Product Plan.

2.2

The rights granted to Licensee pursuant to Section 2.1 herein are granted on an exclusive basis (within the limits of what set forth below in this Section 2.2). Notwithstanding the above,  Licensee acknowledges and accepts that (i) Ferrari shall be entitled to develop, produce/manufacture, distribute, advertise, promote and sell in the Territory through the Ferrari Points of Sale watches bearing the Trademarks and having a suggested retail price higher than EUR 2'500 (Euro two thousand five hundred) and (ii) Ferrari shall be entitled to license during the Term, the right to develop, produce/manufacture, distribute, advertise, promote and sell in the Territory watches bearing the Trademarks and having a suggested retail price higher than EUR 2'500 (Euro two thousand five hundred).

Moreover, Licensee acknowledges and accepts that Ferrari has already licensed to Hublot SA the right to develop, produce, manufacture, distribute, advertise, promote and sell worldwide high-end watches bearing the Trademarks, to be sold at a suggested retail price higher than EUR 2'500 (Euro two thousand five hundred/00).

Although Ferrari does not grant to Licensee any right on any trademarks other than the Trademarks, Ferrari agrees that for the duration of this Agreement, it shall not, and shall not permit any Ferrari Affiliate to, grant any rights to use the Trademarks, or any other trademarks owned by Ferrari or that relate to the Ferrari brand or any Ferrari brand products, to any other person or entity for use on watches with a suggested retail price of less than EUR 2,500 (Euro two thousand five hundred/00).

In respect of the rights granted on an exclusive basis according to this article 2., provided that the Agreement has not been terminated earlier, for any reason whatsoever, the Parties will meet * in order to negotiate in good faith the conditions of a possible renewal of the Agreement and will endeavour in good faith to finalize such negotiations * before the expiry of the Term. Without any prejudice to the Parties' rights and sole discretion in respect to the contents of such renewal:

a)during such negotiation, Ferrari will not be free to negotiate with third parties or to authorize such third parties to develop, produce/manufacture, advertise, promote, distribute or sell within the Territory products identical or similar with the Products using the Trademarks, and/or the Images;

b)however, should the Parties not execute the renewal of the Agreement on an exclusive basis within * before the expiry of the Term, Ferrari will be free to negotiate with third parties and to authorize such third parties to develop, produce/manufacture, within the Territory, watches using the Trademarks, and/or the Images, such watches to be, however, announced,

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promoted, advertised, distributed and sold exclusively after the date of expiry of the Agreement.

*CONFIDENTIAL PORTION OF THIS EXHIBIT OMITTED AND FILED SEPARATELY WITH THE SEC PUSUANT TO RULE 24b-2 OF THE 1934 ACT.

2.3

Licensee shall devote sufficient financial resources to its business and operations hereunder and use its reasonable best efforts to establish and maintain a substantial and expanding business under this Agreement and to sell a maximum quantity of Products consistent with the high standards and prestige associated with the Trademarks as provided hereunder.

2.4

For the purpose of preserving and enhancing the prestige and the image of Ferrari and the international reputation of its Trademarks, without the prior written consent of Ferrari, granted in accordance with Articles 9 and 11,

(a)

no Product (including any possible variation thereof) and no Related Material (included packages, the Labels, promotional brochures or any material used for promotional activities, in any way associated with a Product or to any modification thereof) may be produced, distributed, promoted and/or sold; and

(b)	no A&P Activity may be carried out by Licensee; and
(c)	Licensee shall refrain from using the Trademarks, Images and/or Labels.

Without prejudice to the aforesaid and to the limitations set out with respect to Products and Related Materials in the relevant definitions, the Parties agree that Licensee shall be entitled to use the Movado Group name (i) on the user’s manual for the Products, (ii) with reference to the Products on its after sales service website, (iii) on Movado Group website (www.movadogroup.com) or another Licensee owned or operated website, (iv) in commercial documentation referring to the Products such as invoices, packing slips, repair estimates, purchase orders and the like and (v) to the extent required by applicable laws and regulations. The exact position and dimensions of the Movado Group name on the aforementioned elements (with the exception of Licensee’s websites referred to above) will be always subject to the prior written approval of Ferrari, not to be unreasonably withheld or delayed.

2.5

Licensee acknowledges that no right is granted herein to use the Trademarks as domain names (alone or combined with other elements) without the express prior written consent of Ferrari which Ferrari shall have the right to grant or deny in its sole and absolute discretion. * Finally, it remains understood that any use by Licensee of the Trademarks on the Internet must include depictions of the Products and must also include the "Ferrari Official Licensed Product" Logo in order to certify the authenticity of the license rights granted to Licensee.

*

2.6

Except as otherwise expressly permitted hereunder, Licensee shall directly and personally perform each and every activity, exercise any right and/or fulfil any obligation contemplated herein. Licensee shall neither assign nor transfer the Agreement, in whole or in part, nor shall Licensee grant any sub-license (except for what strictly provided in Sections 13.4 and 14.1), nor transfer to any third party the rights and/or obligations hereunder.

Notwithstanding the foregoing, Licensee shall be entitled to grant a sublicense to Swissam Products Limited (and to any of its other wholly owned Subsidiaries listed in Schedule K) to exercise and perform in whole or in part any or all of the rights and obligations of Licensee under the Agreement, on the condition that (i) Movado notifies Ferrari in advance of the intention to grant a sublicense to such Subsidiaries and (ii) a copy of such sub-license agreement is previously provided to Ferrari. In any case, it is understood that with such possible sub-license, Movado shall not be entitled to grant to Swissam Products Limited or any other Subsidiary listed in Schedule K further rights from the ones granted to Movado itself by Ferrari pursuant to the Agreement or

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rights contrasting in any way with the Agreement.

*CONFIDENTIAL PORTION OF THIS EXHIBIT OMITTED AND FILED SEPARATELY WITH THE SEC PUSUANT TO RULE 24b-2 OF THE 1934 ACT.

For the avoidance of any doubt, it is expressly understood that such possible sub-license shall not be construed as a transfer or assignment of this Agreement from Licensee to Swissam Products Limited (or to any other such Subsidiary). Consequently, Licensee shall always be the sole party to this Agreement and is, and will be, in any case directly liable to Ferrari for the fulfilment by Swissam Products Limited (and by each other such Subsidiary, if any) of the obligations set forth in this Agreement and for ensuring that the activities of Swissam Products Limited (and each such other Subsidiary, if any) are conducted in strict conformity with the provisions of the Agreement.

2.7

Licensee acknowledges and agrees that it enjoys no rights now and shall not enjoy rights in the future with respect to the use of Images, except only to the limited extent expressly provided hereby and subject to the approval process outlined below. Should Licensee wish to use the Images, Licensee shall seek the prior written approval of Ferrari in accordance with the procedure outlined in the Agreement, provided however that, in the event of such approval being given, there shall be (a) an obligation for Licensee to adequately remunerate third parties owning rights in and to such Images; (b) an obligation for Licensee to modify, at its own cost, such Images, in order to ensure that they comply with each applicable law and regulation and with Ferrari’s and Ferrari’s Sponsors (in particular Formula One Ferrari’s Sponsors) policy based on indications which will be supplied by Ferrari. Licensee shall not be entitled to modify in any other way the Images, without the prior written approval of Ferrari.

2.8	Unless the prior and discretionary approval of Ferrari is granted, Licensee undertakes not to sell or in any way make the Products available for Special Promotions.

2.9

Licensee acknowledges and agrees that Ferrari shall be entitled to carry out – at its sole discretion – promotional, advertising and/or marketing activities in connection with the Products in or out Ferrari Points of Sale by using any means of communication, including – for example but not limited to – internet, newspapers, etc.

2.10	During each contractual year of the Term, Licensee may submit to Ferrari a list of a maximum of 30 (thirty) guests that may access and visit the Ferrari Premises.

Each such guest shall access and visit the Ferrari Premises no more than once per each contractual year of the Term at times and on dates that have been mutually agreed in advance by the Parties (hereinafter, the “Access Date”), taking into account Ferrari’s operational commitments. It is expressly understood that Ferrari shall have the right to modify the Access Dates in its sole discretion – giving Licensee a reasonable prior notice – due to its operational commitments.

For this purpose, Licensee shall submit to Ferrari – 90 (ninety) days before the Access Date – a list of a maximum of * guests. Ferrari shall approve, in writing, such list, in its sole and absolute discretion within 30 (thirty) days from such submission.

During the access and visit at the Ferrari Premises of such * guests, Licensee shall ensure the constant presence of a Licensee’s delegate.

All the costs and expenses related to the access and visit of the * guests at the Ferrari Premises (including, as a mere example, flight and accommodation expenses) shall be borne by the Licensee. Notwithstanding the foregoing, the costs and expenses related to the stay within the Ferrari Premises shall be borne by Ferrari.

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2.11

Moreover, during each contractual year of the Term, Licensee may request to Ferrari to be provided with a maximum of * free of charge entry tickets to Ferrari Museums (i.e. the Museo Ferrari in Maranello and the Museo Enzo Ferrari in Modena). It remains understood that (i) Licensee shall

*CONFIDENTIAL PORTION OF THIS EXHIBIT OMITTED AND FILED SEPARATELY WITH THE SEC PUSUANT TO RULE 24b-2 OF THE 1934 ACT.

be free to decide the split of the tickets to be provided in each year of the Term with respect to each of the above museums, as long as the overall number of tickets does not exceed*, (ii) Ferrari shall provide/make available to Licensee the requested tickets within 10 days of Licensee’s written request and (iii) all other costs and expenses related to the travel to and visits to the above museums, (including, as a mere example, flight and accommodation expenses) shall be borne by the Licensee.

2.12

Finally, during each contractual year of the Term, Licensee may request to Ferrari to be provided with a maximum of * free of charge entry tickets to Ferrari Theme Parks (i.e. Ferrari World Abu Dhabi, Ferrari Land PortAventura and any other Ferrari Theme Park in the world that may begin its operations prior to the expiry of the Term). It remains understood that (i) Licensee shall be free to decide the split of the tickets to be provided in each year of the Term with respect to each of the above theme parks, as long as the overall number of tickets does not exceed*, (ii) Ferrari shall provide/make available to Licensee the requested tickets within 30 days of Licensee’s written request and (iii) all other costs and expenses related to the travel to and visits to the above theme parks, (including, as a mere example, flight and accommodation expenses) shall be borne by the Licensee. Licensee may use the tickets provided pursuant to Section 2.11 and this Section 2.12 within the scope of marketing and promotional activities, subject to Ferrari’s previous written approval to be granted consistent with the terms of art. 9.

3.	Product Plan

3.1

Licensee shall use all reasonable commercial efforts to market the Products throughout the Territory in accordance with the Product Plan in a manner such as to maximize the sales, provided however that it must at all times comply with the characteristics and prestige of Ferrari and of its activities and trademarks.

3.2

Licensee shall develop, produce/manufacture, advertise, promote, distribute and sell new collections of Products at least every * months. Should Licensee fail to do so, Ferrari shall have the right, by written request to Licensee, to require Licensee to do so and Licensee shall: develop, distribute and sell such new collection of Product(s) within * months from receipt of the above request. Should the total delay be longer than * months, Ferrari, shall have the right to terminate the Agreement according with what provided in Article 19, without prejudice to Ferrari’s right to receive in full the payment of the Guaranteed Minimum Payments for the relevant contractual year, and without entitlement for Licensee to claim for any damages that may possibly be suffered thereby.

4.	Guaranteed Minimum Payments

4.1	Subject to Section 5.4 herein below, Licensee shall pay to Ferrari the Guaranteed Minimum Payments set out in Schedule D, in accordance with the terms and conditions described therein.

4.2	The amounts due as Guaranteed Minimum Payments (plus VAT, if any due) shall be invoiced by Ferrari to Licensee.

4.3	Moreover, if at the end of each reference period referred to in Schedule D the Royalties actually

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accrued are lower than the Guaranteed Minimum Payment due for that reference period, the difference between the Guaranteed Minimum Payment and the Royalties actually accrued (the “Deductible Defect Amount”) shall be used to offset the Royalties payable by Licensee to Ferrari in the following reference Period in excess of the Guaranteed Minimum Payment due for that

*CONFIDENTIAL PORTION OF THIS EXHIBIT OMITTED AND FILED SEPARATELY WITH THE SEC PUSUANT TO RULE 24b-2 OF THE 1934 ACT.

following reference period up to a maximum amount of  * (e.g. if in reference period 01/01/2018 - 31/12/2018 Licensee accrues Royalties for *, due to the fact that the Guaranteed Minimum Payments for that reference period is *, the Deductible Defect Amount for the reference period is *; therefore if in the reference period 01/01/2019 - 31/12/2019 Licensee accrues Royalties for * and thus for a sum exceeding the Guaranteed Minimum Payment for such reference period by an amount of *, Licensee shall pay to Ferrari an amount of * as Royalties on top of the Guaranteed Minimum Payment due for such reference period- i.e. *, being entitled to deduct the entire Deductible Defect Amount). It remains understood that the Deductible Defect Amount may not be carried forward to reference periods different from the one following the reference period in which the Deductible Defect Amount was accrued.

5.Royalties

5.1

In consideration of the rights granted to Licensee hereunder, and without prejudice to the payment of the Guaranteed Minimum Payments, Licensee undertakes to make timely and full payment of the Royalties to Ferrari as provided hereunder.

5.2	Each amount paid by Licensee to Ferrari as Guaranteed Minimum Payment for each year of the Term is intended as an advance on the Royalties due for such year of the Term.

5.3

If the Royalties generated by Licensee during each year of the Term exceed the amount due to Ferrari as Guaranteed Minimum Payment for such year of the Term, Ferrari will invoice to Licensee the difference.

5.4

Ferrari will invoice to Licensee the amounts due as Royalties upon receipt of the Royalty Report. Licensee shall pay Ferrari’s invoices, sent to Licensee by mail, within 30 (thirty) days from the date of issuance of the invoice.

5.5

It remains understood that the provisions of art. 4 on Minimum Guaranteed Payments and of Sections 5.2, 5.3 and 5.4 above shall not apply to the Sell-Off Period and therefore no deduction shall be made for amounts paid as Guaranteed Minimum Payments during the period of validity of the Agreement from the amounts due as Royalties on Products sold during the Sell-Off Period.

6.Reports

6.1

Within 30 (thirty) calendar days after the end of each calendar quarter or after the termination of the Agreement for whatever reason, Licensee shall provide Ferrari with a Royalty Report. The first calendar quarter shall end on the last day of the calendar quarter in which the Agreement has been executed; for the purposes of illustration, if the Agreement has been executed on February 10, the first calendar quarter shall end on March 31. In addition to the Royalties Report, Licensee shall provide Ferrari, within May 30 and December 10 of each year of the Term, the Royalties Forecast Report, remaining understood that such report shall be used by Ferrari in order to draft its balance sheet correctly and not for the invoicing procedure.

6.2	Within 30 (thirty) calendar days from the end of each calendar semester or from the termination

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of the Agreement, for whatever reason, Licensee shall provide Ferrari with a Stock Report. The first calendar semester shall end on the last day of the calendar semester in which the Agreement has been executed; for example, if the Agreement has been executed on June 10, the first calendar semester shall end on June 30.

6.3	Furthermore, within 30 (thirty) calendar days from the end of each semester, Licensee shall advise Ferrari of the number of Labels in stock and their location.

*CONFIDENTIAL PORTION OF THIS EXHIBIT OMITTED AND FILED SEPARATELY WITH THE SEC PUSUANT TO RULE 24b-2 OF THE 1934 ACT.

6.4

Finally, no later than November 30th of each year of the Term, Licensee will provide to Ferrari the Business Review Report, that shall include: (i) a revised version of the Business Plan, including estimated Net Turnover for the subsequent years of the Term, (ii) updated plans for the design, development, production, manufacture and launch calendar of the Products, and (iii) the plans and strategies for A&P Activities, price positioning and distribution strategy of the Products in the following year of the Term. The sections relating to the above mentioned letters (ii) and (iii) of the Business Review Report shall be approved by Ferrari within one (1) month from receipt of the Report, such approval not to be unreasonably withheld. Should Ferrari decide not to approve the Business Review Report, it will provide Licensee with its suggested modifications to the Report and Licensee shall in such case provide Ferrari with a revised version of the Business Review Report within one (1) month from receipt of the Ferrari communication. With respect to the Product Plan, it remains understood that the initial Product Plan / the previously approved Product Plan shall remain applicable until the Product Plan submitted within the scope of the Business Review Report is approved by Ferrari.

7.Withholding, Charges, Delayed Payments

7.1

All amounts due by Licensee to Ferrari shall be paid in full by Licensee, without any objection to avoid or delay the payment and, except as otherwise provided in Section 7.2, without any deduction for withholding or other assessments of any kind whatsoever.

Any other expense and/or cost incurred in direct or indirect connection with the payments of the Guaranteed Minimum Payments and/or of the Royalties hereunder (such as any cost incurred in connection with the transfer by wire of funds for the payment of Guaranteed Minimum Payments and/or Royalties or any fee charged) will be borne by Licensee. Ferrari is therefore entitled to receive the total amount due.

7.2

To the extent that Licensee is required by law to withhold any taxes from the Royalty payments made to Ferrari, Licensee will deduct such tax from the fees / consideration payable to Ferrari and remit such tax to the appropriate Tax Authority.

In advance of any amounts payable by Licensee under this Agreement, in order to apply the lowest withholding tax rate, each Party shall timely provide the other Party with the proper documentation required by the relevant Tax Authority to obtain any reduction in withholding tax rate available under the relevant Treaty for the avoidance of the double taxation.

Licensee shall deliver to Ferrari an official receipt for any taxes withheld and any other documents necessary to enable Ferrari to claim a foreign tax credit.

Should Licensee fail to timely provide such documentation or should such documentation not correspond to withheld and paid amounts, Ferrari shall be entitled to invoice Licensee the amounts of withholding not recovered or paid exceeding the provision of Treaty for the avoidance of the double taxation.

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7.3

All and any other rights for which provision is made herein or under applicable law in favour of Ferrari shall be reserved to Ferrari in the event of any delay in the payment of the Guaranteed Minimum Payments or the Royalties, Ferrari shall be entitled to receive from Licensee the interest on late payment as determined by Schedule A.

8.Verifications and Audits

8.1

Licensee hereby grants to Ferrari the right to perform an audit (one for each contractual year and during the Retention Period (as defined in Section 8.2) with respect to the contractual year under audit) through an Auditor who shall inspect all books and records of Licensee and/or its Affiliates in relation to the production, distribution and sale of the Products and all other documents the Auditor shall deem to be relevant for purposes of the Agreement. For such purpose, Licensee undertakes to maintain correct accounting documentation in relation to the Producers and the Distributors. Licensee undertakes to facilitate the actual, regular and prompt performance of each audit.

In addition, the Auditor shall inspect the records of Licensee or its Affiliates on which Licensee’s Reports are based, and in general all premises, books, records and other documentation relating to the Products, provided that the Auditor shall hold such information in strict confidence except as necessary to adequately report to Ferrari and Licensee on the accuracy of Licensee’s Reports.

Furthermore, Ferrari shall have access to and shall have the right to control, either directly or through third parties designated by the same, including the Auditor, all the locations in which the Products are designed, manufactured, distributed and/or sold. However, Ferrari’s right applies only to Producers and sale points directly or indirectly controlled by Licensee.

8.2

In addition, Licensee also hereby grants Ferrari the right to perform 2 (two) additional audits within 2 (two) years following expiry of the Agreement and/or expiry of the Sell off Period, if granted. Licensee shall therefore maintain, and allow Ferrari to have access to, all data and/or documents necessary for the audit and for the relevant verifications for such period, but in no circumstances for a period longer than that laid down as mandatory for the keeping of documents and books of account for tax purposes (the “Retention Period”). For the avoidance of any doubt, the Retention Period shall be determined by the law of the place where the records are kept.

8.3

Should the audits set forth in Sections 8.1 and 8.2 reveal incorrect figures which have resulted in underpayments by Licensee to Ferrari of 3% (three percent) or more of Royalties shown to be due and/or of any other amount due to Ferrari, Licensee shall be obliged to forthwith pay all the costs and expenses relating to the verification and audit, as invoiced by the Auditor. Should the aforementioned audit confirm the correctness of Licensee’s figures or reveal incorrect figures which resulted in underpayments by Licensee to Ferrari of less than 3% (three percent) of royalties shown due, then all costs and expenses relating to the verification and audit, as invoiced by the Auditor, shall be borne by Ferrari.

In every case of underpayment, irrespective of the amount, Licensee shall forthwith pay to Ferrari an amount equal to *, plus any interest accrued thereon in the measure of EURIBOR (3 (three) months) + spread * percentage points. Any payment by Licensee to Ferrari shall be made without prejudice to Ferrari’s other rights and remedies including the right to claim for further damages. Said payment shall be made within 30 (thirty) days from the date of issuance of the invoice. *

8.4

The results of such audits shall be considered as binding on both Parties; consequently, the Parties expressly and immediately waive each and every right to raise exception or objection in respect of such audits and/or their results, in all and any circumstances and in all and any judicial and/or arbitration procedure.

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8.5

Should it be impossible to conduct the audits indicated in above Sections 8.1 and 8.2 due to the * conduct of Licensee (e.g. intentional destruction of documentation or * inadequate conservation of such documentation), Licensee shall pay to Ferrari as a penalty – for every year in respect of which such audit could not be executed, in total or in part – a sum equal to double the amount of the Guaranteed Minimum Payments due for the period during which it has not been possible to conduct the audit, without prejudice to any other right of Ferrari. Licensee, upon Ferrari’s invoice, shall pay such penalty within 30 (thirty) days from the date of issuance of the invoice.

*CONFIDENTIAL PORTION OF THIS EXHIBIT OMITTED AND FILED SEPARATELY WITH THE SEC PUSUANT TO RULE 24b-2 OF THE 1934 ACT.

9.Products – Approval Procedure

9.1

Licensee shall cause the Products to meet and conform to high standards of style, quality and appearance, and in particular to ensure compliance with the prestige and quality of Ferrari and its activities, achievements, trademarks and products, provided that Products approved by Ferrari as provided in this Article 9 shall conclusively be deemed to satisfy such requirements.

9.2

Licensee shall not be entitled to advertise, distribute, use or produce (excluding limited quantities for reasons related to development or approval) or sell any Product, or use the Related Materials, Trademarks and/or Images or any other element related to Ferrari without having obtained Ferrari’s prior written approval pursuant to this Article 9. Should Licensee wish to use the Related Materials, the Trademarks and/or the Images for purposes different from those approved, Licensee shall again seek the prior written approval of Ferrari in compliance with the procedures hereunder.

9.3

The specific approval procedure shall be as follows, it being understood that Licensee shall obtain Ferrari’s prior written approval (which may be via e-mail) with respect to each and every step hereinafter outlined and that the approval of each step is a condition for the beginning of the next step:

(i)

a written description of the concept of such Product and/or Related Material, including full information on the nature and function of the proposed item and a description of the use of the Trademarks and/or the Image;

(ii)	printed spreadsheets relating to the technical specifications of the Product;

(iii)	a reasonable number of pre-production samples of the Product or of the Related Material for Ferrari’s approval.

(iv)	the packaging, labels and any other material (accompanying or containing the Product) incorporating the Images, the Trademark;

(v)	any initiative or promotional campaign linked, either directly or indirectly, to the Product;

(vi)	any material (including the Related Materials) used inside the sale points for the sale of the Product;

(vii)	any use of the Trademarks and/or Images and/or Products for promotional purposes or for reasons related to sales.

9.4

Ferrari shall be entitled to request and to obtain a maximum of * sales sample of each Product sku as provided on Schedule A and/or Related Materials and/or the Labels so as to check that the same comply with the samples or prototypes approved by Ferrari. If so requested, these samples shall be sent to Ferrari immediately after the start of production and prior to their

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marketing or distribution. Should the Products and/or the Related Materials not comply with the prototype(s) approved by Ferrari, Ferrari may request and obtain the immediate cessation of production and distribution on the market and/or the sale of such Products and/or Related Materials.

9.5

The Products shall be in compliance with all applicable legislation. Sale or distribution in whatever form of Products not complying with such specifications (i.e., "seconds" or "rejects") is therefore expressly prohibited.

*CONFIDENTIAL PORTION OF THIS EXHIBIT OMITTED AND FILED SEPARATELY WITH THE SEC PUSUANT TO RULE 24b-2 OF THE 1934 ACT.

9.6

Licensee undertakes to submit each request for approval, in writing, to Ferrari at the latest 30 (thirty) business days before the date planned for commencement of the activity relating to the request;

9.7	Ferrari shall approve, in writing, all submissions, in its sole and absolute discretion (but such discretion not to be exercised in a way that could frustrate the essential purpose of this Agreement).

9.8

Any submission or resubmission not approved within ten (10) business days after receipt by Ferrari shall be deemed disapproved, provided that Ferrari shall use reasonable efforts to provide an explanation for each disapproval, in full consideration of the terms of art. 9.7.

9.9

Upon receipt of Ferrari’s approvals hereunder, Licensee shall have the right to produce sufficient quantities of Product and/or of Related Materials to meet projected demand based on Licensee’s good faith business judgment. In no circumstances shall the level of Product inventory exceed what is reasonable and customary.

9.10

After an element of the Product and/or Related Material to which the Trademarks and/or the Images apply has been approved by Ferrari, Licensee shall not make any changes without resubmitting the modified article for Ferrari’s written approval in full compliance with the procedure laid down in the Agreement.

9.11

In the event that any alterations are reasonably requested by Ferrari after the start of production, Licensee shall make the alterations and undertakes to halt immediately the production of the items previously approved and the reasonable costs for such changes shall be borne by Ferrari, including, without limitation, any costs for re-work, order cancellation and all other amounts incurred by Licensee in connection with halting production and making the changes requested by Ferrari; provided, however, that if Licensee notifies Ferrari that it does not agree with the alterations requested, Licensee shall have no obligation to make the alterations but it shall nevertheless halt production of the previously approved items as required under this Section 9.11 and in any event Licensee shall have the right to sell off  any of its remaining inventory of the previously approved items. It is however understood that Licensee shall make alterations to previously approved Products and/or Related Materials, without any charge for Ferrari where such alterations have been made necessary by inaccuracies or imprecision in the characteristics of the Products and/or the Related Materials or their non-compliance with the preproduction prototypes in Ferrari’s possession and/or modifications to the applicable standards by law or any other reason beyond the control of Ferrari.

9.12

Licensee shall appoint an experienced project manager, reasonably acceptable to Ferrari. Such project manager is to be in charge of Licensee’s entire program in relation to the Products and/or the Related Materials and will therefore be the contact person for Ferrari. The appointment of the aforementioned project manager shall be notified by Licensee to Ferrari within 30 (thirty) days

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from the execution of the Agreement. Ferrari shall appoint, from time to time, its authorised representative who will be in charge of giving approvals as required herein.

10.Product and Marketing Development – Cooperation with Ferrari

10.1

Upon Licensee’s request from time to time, Ferrari shall use reasonable efforts to provide Licensee, with creative concepts for the Products, Related Materials and A&P Activities, including, without limitation, designs, pictures and other items as to which Ferrari may own the associated intellectual property rights and Product Displays (the foregoing referred to as the “Ferrari Creative Material”).

10.2

The Ferrari Creative Material shall remain the exclusive property of Ferrari and shall be provided to Licensee strictly for the purposes of development of the Products. Therefore, Licensee undertakes not to use any of such materials for any other purpose and to return them upon Ferrari’s first request and, in any event, at the termination of the Agreement irrespective of the grounds therefor.

10.3

Licensee shall reimburse to Ferrari, within thirty (30) days after receipt of a written statement setting forth in reasonable detail all such costs, all out of pocket costs reasonably and directly incurred by Ferrari in providing the Ferrari Creative Material to Licensee; *.

11.A&P Activity

11.1

Subject to the terms and conditions contained herein, Licensee shall use its reasonable best endeavours to duly promote the Product(s) with A&P Activities to be carried out throughout the Territory. All taxes, costs, expenses and other charges in relation to each and every A&P Activity undertaken by Licensee shall be borne by Licensee.

11.2

Without prejudice to the fact that Licensee bears sole responsibility for the definition of the media plan, the media strategies and any other A&P Activity shall be discussed by the Parties from time to time and approved in advance in writing by Ferrari in relation to the Products and/or the Related Materials. For such purpose Licensee undertakes to submit, reasonably in advance, all and any A&P Activity to Ferrari for prior approval. Ferrari’s approval shall be in writing within 10 (ten) working days from Licensee’s submittal, provided that Ferrari shall use reasonable efforts to provide an explanation for each disapproval. All A&P Activities shall be notified to Ferrari using the PNF form shown in Schedule H.

It is confirmed that Licensee shall have no right to carry out A&P Activities in connection with the Products and/or Trademarks in the absence of Ferrari’s prior written approval and pursuant to the principles herein. Ferrari shall grant its approval at its sole discretion (but such discretion not to be exercised in a way that could frustrate the essential purpose hereof), especially having regard to the image and international prestige of Ferrari and of its trademarks and activities.

11.3

Save for what provided in Section 2.4, Licensee shall have no right to carry out A&P Activities showing in them solely and exclusively the Trademarks and/or the Images nor shall such Trademarks and/or the Images constitute the principal image of the A&P Activities carried out by Licensee.

Licensee shall refrain from using the Products in A&P Activities or any other activity which entails any use of trademarks different from the Trademarks (prohibition of dual branding) and the promotion of products different than the Products.

Licensee acknowledges and agrees that it is expressly forbidden to use telesales and TV- promotions for the purposes of advertising *.

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Licensee acknowledges and agrees that, save as otherwise authorized in writing by Ferrari or as otherwise provided in Section 2.4, A&P Activities (either B2B or B2C) as well as Related Materials in connection with such A&P Activities, cannot include any name, brand, logo or trademarks of Licensee and/or of a Licensee Affiliate. Therefore, A&P Activities, as well as Related Materials in connection with such A&P Activities, not complying with the aforementioned rule shall not be allowed unless in case a written approval was issued by Ferrari, remaining understood that such approval may be granted or denied at Ferrari’s sole discretion.

*CONFIDENTIAL PORTION OF THIS EXHIBIT OMITTED AND FILED SEPARATELY WITH THE SEC PUSUANT TO RULE 24b-2 OF THE 1934 ACT.

11.4

Moreover, Licensee undertakes to devote during each contractual year of the Term, no less than the Promotional Minimum to A&P Activities in the Territory. The Promotional Minimum shall be calculated by the Licensee on the basis of the Net Turnover that the Licensee expects to generate in each contractual year.

On or before March 31 of each year of the Term and of the year following the expiry of the Term, Licensee shall provide Ferrari with the A&P Activities Report.

Should the above report show that the Licensee has not devoted, during the previous year of the Term, all of the Promotional Minimum to the above mentioned A&P Activities, the balance shall be carried forward to the following contractual year; provided that such balance shall not be deducted from the Promotional Minimum that the Licensee shall devote to A&P Activities in the following contractual year; and provided, further, that if such shortfall occurs in the last year of the Term, such balance shall be paid to Ferrari as follows: Ferrari shall invoice to Licensee the amounts due as contribution (plus VAT, if any due) and Licensee shall pay such Ferrari’s invoice, sent to Licensee by mail, within 20 (twenty) working days from the date of issuance of the invoice.

If, at the end of a contractual year, the Licensee has devoted more than the Promotional Minimum for such year to the above mentioned A&P Activities, the excess amount may not be carried forward to the Promotional Minimum that the Licensee shall devote to A&P Activities in the following contractual year without the prior written consent of Ferrari.

12.Supply to Ferrari – Ferrari Points of Sale - Sponsor and/or Suppliers

12.1

Licensee, directly or through its Affiliates, shall sell and timely ship Products at a maximum price equal to its standard suggested retail price in the applicable country (VAT included) minus *% to Ferrari and to Ferrari Points of Sale (excluding Ferrari Points of Sale comprising stores, shops and stands franchised or licensed by Ferrari or by any Ferrari Affiliate), in such quantities as they may order, subject to availability. Licensee, directly or through its Affiliates and/or distributors, shall sell and timely ship Products at a maximum price equal to its standard suggested retail price in the applicable country (VAT included) minus *% to Ferrari Points of Sale comprising stores, shops and stands franchised or licensed by Ferrari or by any Ferrari Affiliate, in such quantities as they may order, subject to availability. Ferrari and any such Ferrari Points of Sale shall be responsible for payment of applicable VAT, which is included in the aforementioned purchase price formulas.

12.2

Notwithstanding the above, during each year of the Term Licensee shall provide Ferrari, free of charge and upon Ferrari’s choice, with the number Products indicated in Schedule A. Licensee will comply with VAT according to local VAT regulations and will not charge Ferrari for any VAT on the supply of the above-mentioned free-of-charge Products except to the extent required

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by law.

12.3

The Products supplied to or purchased by Ferrari pursuant to this Article 12 shall be supplied by Licensee Ex Works (Incoterms 2010). The above Products shall be supplied to one or more Ferrari Points of Sale, based on Ferrari’s indications, or where no indication is given to Ferrari’s Premises in Maranello (MO).

12.4

Licensee acknowledges the right, already granted by Ferrari to certain Ferrari Sponsors and/or Suppliers identified on Schedule J, to source from third parties or to develop with third parties products similar to Products for promotional purposes only and in no event for re-sale, without this constituting in any way a breach of the Agreement. Ferrari shall not grant or permit any of its Affiliates to grant the right to develop with third parties’ products identical to the Products for promotional purposes to any additional Sponsors or Suppliers after the date of this Agreement, nor renew or permit the renewal any rights already granted beyond the current term for such rights.

*CONFIDENTIAL PORTION OF THIS EXHIBIT OMITTED AND FILED SEPARATELY WITH THE SEC PUSUANT TO RULE 24b-2 OF THE 1934 ACT.

12.5

It remain understood that the Products sold to Ferrari and to Ferrari Points of Sale shall be covered by the same guarantee terms applicable to Products sold, directly or indirectly, by the Licensee to consumers in the relevant country and that the duration of such guarantee shall begin on the date in which the consumer shall purchase such Products from Ferrari /a Ferrari Points of Sale.

12.6	*.

13.Monitoring and Inspections; Compliance with Law

13.1

Ferrari and its Representatives shall have the right to inspect the areas where the Products and/or Related Materials and/or Labels are developed, manufactured, packaged, stored, distributed or sold to the extent reasonable, appropriate and necessary to monitor compliance with the terms of this Agreement.

13.2

Licensee undertakes to systematically apply appropriate quality control procedures to the Products and to the Related Materials, and not to produce or sell any Product and/or Related Material which is unsafe for the final user and/or which does not fully conform to the laws of the country where it is to be sold or distributed.

13.3

Licensee shall be responsible and liable to Ferrari and to any third parties for the development, manufacture, distribution, promotion, marketing and use of the Products and of the Related Materials in the Territory.

Licensee agrees to indemnify, to defend and to hold harmless Ferrari against any and all claims arising out of any breach and/or alleged breach of any applicable law, rule, regulation or requirement during the manufacturing and packaging process (carried out by Licensee, by Producers or through third parties), with particular reference, but not limited to, environmental issues, work safety, health, child labour, etc.

13.4

With respect to manufacture and packaging only, Licensee may use other Producers (if necessary, granting them a limited sub-licence which shall be previously approved in writing by Ferrari) but undertakes to appoint only individuals and entities not in any way prejudicial to the image of Ferrari, its products and/or activities. With the exception of Licensee’s Subsidiaries indicated in Schedule K, Licensee may not appoint and/or use Producers which have not been previously approved by Ferrari according to Section 13.5. Licensee is, and will be, directly responsible to Ferrari for ensuring that the activity related to such manufacture and packaging by Producers is

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conducted in strict conformity with the provisions of the Agreement and all applicable laws and regulations.

13.5

Within 30 (thirty) days following the entry into force of the Agreement, Licensee shall provide Ferrari with a list of the Producers (with complete address and location) as well as of the manufacturing facilities to be used for the manufacturing of Products and/or Related Materials, such list to be updated from time to time. Ferrari hereby undertakes to keep confidential any such information provided to it hereunder and shall use such information solely for the purposes of verifying due fulfilment of the obligations laid down in the Agreement. The foregoing shall not apply to Licensee’s Subsidiaries indicated in Schedule K which shall be considered approved by the execution of this Agreement.

Ferrari shall have the right to approve each Producer. Ferrari’s approval may be denied or revoked for valid reasons, including but not limited to the Producer’s involvement, in any way, in counterfeiting Ferrari’s Trademarks. Ferrari shall issue its approval or refusal to approve within 15 (fifteen) business days from the date of Ferrari’s receipt of the list of Producers or subsequent updates. Ferrari shall notify any withdrawal of approval in good time along with the reasons for such withdrawal.

*CONFIDENTIAL PORTION OF THIS EXHIBIT OMITTED AND FILED SEPARATELY WITH THE SEC PUSUANT TO RULE 24b-2 OF THE 1934 ACT.

It is understood that, in case of material failure of any Producer’s manufacturing or packaging premises to comply with the provisions of Section 13.6, Ferrari shall be entitled to require and to obtain from Licensee the immediate cessation of the relationship between Licensee and such Producer with respect to the Products. In such a case, Licensee shall cease any such relationship with the Producer, with the exception of activities related to the fulfilment of orders in progress in relation to Products and/or Related Materials, it being however understood that such cessation shall become effective within 3 (three) months at the very latest.

Licensee further undertakes to impose on Producers the same obligations incumbent upon it under the Agreement. Licensee is, and will be, in any case directly liable to Ferrari for ensuring that the activity related to such manufacture and packaging by Producers or by other sub-contractors is conducted in strict conformity with the provisions of the Agreement. Therefore, Licensee shall be liable for and undertakes to indemnify and hold harmless Ferrari from and against any loss, damage, charge, cost and expense (including but not limited to attorney’s fees) arising from or out of any claim, demand or action in any case related to any intentional or negligent damage or default and/or breach with regard to the terms and conditions hereof by the Producers, as well as their agents and/or distributors.

13.6

Licensee represents and warrants that its own Producer’s manufacturing premises as well as the activities carried out by Licensee or by the Producers with respect to the Products are (and will in the future always be) in material compliance with all applicable environmental, work safety, and health laws, rules and regulations and requirements (with particular reference, but not being limited to the prohibition of child labour).

As far as the prohibition of child labour is concerned, Licensee undertakes to issue a formal declaration by its officers (respectively the Producer’s officers) stating that all relevant international or local laws, rules or regulations are and will be complied with.

Licensee undertakes not to bind the Producers with whom Licensee has executed a contract for the manufacture of Products to any obligation not to execute contracts and/or agreements with Ferrari for the supply of products different from the Products, both during the duration of the Agreement and after its termination for whatever reason.

13.7	Licensee shall promptly inform Ferrari in writing as soon as it becomes aware of any act, claim,

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request or order of a public authority relating to the non-compliance of Licensee with its undertakings set out in this Article 13 and will also provide Ferrari with all relevant information and/or evidence suitable to allow Ferrari to decide on the course of any initiative it will deem appropriate to take with respect to the above.

14.	Distribution of Products

14.1

With respect to the sole distribution activities, Licensee may use its Subsidiaries and/or other Distributors for the distribution of the Products (if necessary, granting them a limited sub-licence which shall be previously approved in writing by Ferrari) but undertakes to appoint only individuals and entities not in any way prejudicial to the image of Ferrari, its products and/or activities.

With the exception of Licensee’s Subsidiaries indicated in Schedule K of the Agreement (which are considered approved by Ferrari with the execution of this Agreement), Licensee may not appoint and/or use Subsidiaries and/or Distributors, which have not been previously approved by Ferrari according to Section 14.2. Licensee is, and will be, directly responsible to Ferrari for ensuring that the activity related to the sale and/or distribution of the Products by such Subsidiaries and/or Distributors is conducted in strict conformity with the provisions of the Agreement and all applicable laws and regulations.

14.2

Within 30 (thirty) days following the entry into force of the Agreement, Licensee shall provide Ferrari with a list of the Subsidiaries and/or Distributors (with complete address and location), such list to be updated from time to time. Ferrari hereby undertakes to keep confidential any such information provided to it hereunder and shall use such information solely for the purposes of verifying due fulfilment of the obligations laid down in the Agreement.

With the exception of Licensee’s Subsidiaries indicated in Schedule K, Ferrari shall have the right to approve each Subsidiary and/or Distributor. Ferrari’s approval may be denied or revoked for valid reasons, including but not limited to the Subsidiary’s and/or Distributor’s involvement, in any way, in counterfeiting Ferrari’s Trademarks. Ferrari shall issue its approval or refusal to approve within 15 (fifteen) business days from the date of Ferrari’s receipt of the list of Subsidiaries and/or Distributors or subsequent updates. Ferrari shall notify any withdrawal of approval in good time along with the reasons for such withdrawal.

Licensee further undertakes to impose on such Distributors and Subsidiaries the same obligations incumbent upon it under the Agreement. Licensee is, and will be, in any case directly liable to Ferrari for ensuring that the activity related to such Subsidiaries and/or Distributors is conducted in strict conformity with the provisions of the Agreement. Therefore, Licensee shall be liable for and undertakes to indemnify and hold harmless Ferrari from and against any loss, damage, charge, cost and expense (including but not limited to attorney’s fees) arising from or out of any claim, demand or action in any case related to any intentional or negligent damage or default and/or breach with regard to the terms and conditions hereof by the Subsidiaries and/or Distributors.

14.3	The Parties expressly agree that Ferrari shall be entitled to sell the Products to consumers through the Ferrari Points of Sale.

15.Product Liability; Insurance

15.1

The design, publishing, development, production/manufacture, distribution, advertising, promotion and sale of the Products and of the Related Materials by Licensee, its Subsidiaries, Affiliates, Producers and/or Distributors shall be carried out at Licensee’s sole risk, hazard and liability. Ferrari’s approval and control rights hereunder shall not limit Licensee’s liability in any way nor create any liability for Ferrari.

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15.2

Licensee shall be liable for any damage, claim, action, demand, or the like, arising from or in direct or indirect connection with the Products and/or the Related Materials, their design/concept, manufacture, use, distribution, promotion and sale. Licensee therefore undertakes to indemnify and hold Ferrari totally harmless with respect to any third party claim in any way related thereto and to reimburse Ferrari for any reasonable expense (including legal fees) and prejudice incurred.

15.3

Without prejudice to the above, at the execution date of the Agreement Licensee declares and represents that it has taken out third party general liability and umbrella insurance according to the conditions indicated in Schedule I. Licensee undertakes to renew such insurance and/or to take out, at its expense, prior to the production, distribution and/or sale of the Products and the Related Materials a third party general liability and umbrella insurance covering Licensee and Ferrari (the latter as additional insured parties) against liability claims arising from injury to persons or property, directly or indirectly, relating to the Products and/or Related Materials, or to their manufacture, use, sale, for both the entire duration of the Agreement (including the Sell off Period, if any) and at any time thereafter. Licensee must provide to Ferrari at Ferrari’s first request, and, in any event, at the latest within 45 (forty five) days of the execution date of the Agreement a certificate of insurance.

Licensee undertakes to maintain such insurance in force and full in effect, with the ceilings agreed with Ferrari, for the entire duration of the Agreement (including the Sell off Period, if any) and for at least 2 (two) years after the expiry or termination hereof, irrespective of the grounds for such termination.

16.Trademarks

16.1

Ferrari represents and warrants that the Trademarks are registered or in course of registration in the countries listed in Schedule L and represents that to the best of its knowledge the Trademarks do not violate any third party rights in the Territory. Licensee acknowledges that, in consideration of the worldwide scope of the rights granted hereunder, the same are granted under the qualifications of fact and law that are pertinent for the Term. Accordingly, Ferrari makes no warranty as to whether the Trademarks are, or may, be registered or exploited in all the countries in which Licensee may decide to distribute the Products.

16.2

Therefore, the obligations assumed by Licensee hereunder will not, in any way, be conditioned, terminated, or limited by (a) an impossibility or difficulty, if any, in the registration or exploitation of the rights granted hereunder, (b) any third party objection or claim on the rights granted hereunder.

16.3

Licensee acknowledges, without any reservation or limitation whatsoever, the property rights of Ferrari in relation to the Trademarks. Therefore, Licensee undertakes not to lay claim to the ownership of the rights granted hereunder. In this respect, Licensee represents that it has not registered or exploited – either directly or indirectly, or by means of connected entities or entities under its control – and undertakes not to register or exploit during the Term or at any time thereafter, trademarks, trade-names, service marks, logos, domain names or the like, that are identical or confusingly similar to the Trademarks.

The undertakings of Licensee under this Section 16.3 are not subject to any limitation, either geographical or temporal, and are therefore binding during the Term and thereafter, at the expiry or termination hereof, irrespective of the grounds for such termination, also in those countries, if any, in which the Trademarks have not yet been registered by Ferrari.

16.4

Each registration of the Trademarks by Licensee, also as domain names and in any country of the Territory, shall be made with Ferrari’s prior written approval and in the name of Ferrari, shall be exclusive property of Ferrari and shall inure to the benefit of Ferrari alone. Expenses arising from

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the deposit and registration of the Trademarks in those countries in which Ferrari deems it possible, at its sole discretion, to validly register the Trademarks, shall be borne by Ferrari.

16.5

Licensee shall, at Ferrari’s request and expenses, take all reasonable measures necessary to assist Ferrari so as to avoid the cancellation of the Trademarks due to lack of exploitation, under the laws of any country of the Territory. Therefore, Licensee shall use reasonable efforts in order to sell or make available in each country and area of the Territory where the Trademarks are registered sufficient quantities of Products in order to avoid such cancellation.

16.6

Each and every right, if any, acquired by Licensee in the name of Ferrari, shall inure solely to the benefit of Ferrari. In the event Licensee should become the holder of any right to the Trademarks, Licensee agrees to immediately inform Ferrari and undertakes to implement, at Ferrari’s request and expense, any necessary and/or advisable procedure for the transfer of any such rights to Ferrari.

16.7

Licensee shall arrange, if necessary, at its own expense and with the assistance of Ferrari, for the possible registration of the Agreement and to Licensee’s enrolment as registered licensee or registered user of the Trademarks, with the competent authorities of those countries indicated by Ferrari. In this context, the Parties will execute the deeds and documents necessary, it being understood that no such deed/document may be interpreted as a supplement to, and/or waiver of, the Agreement.

16.8

Each Party shall promptly inform the other when it becomes aware of any act, conduct or claim of a third party, liable to prejudice, in any manner and with respect to any class, the other Party’s trademarks (infringement, counterfeiting, filing of trademarks, application for forfeiture, proceedings for the revocation of the other party’s trademarks, and the like). As far as possible, each Party shall provide the other with those elements of evaluation and/or evidence to allow the other Party to decide on the appropriate course of legal action with respect to both the appropriation of such trademarks and compensation for the prejudice incurred.

16.9

Ferrari shall enjoy the exclusive right, exercisable at its absolute discretion, to decide if and, if so, which legal action to initiate with respect to any violation or imitation in respect of the Trademarks and/or the Images. Only Ferrari is entitled to act in the event of infringement of the Trademarks and/or the Images or in the case of unfair competition in the Territory, and to initiate, pursue, defend and transact, in its name, any proceeding in the Territory, pertaining to the Trademarks and/or the Images.

In the event Ferrari should decide not to initiate legal proceedings, and should authorise Licensee to do so, and should Licensee endeavour to assume all costs and expenses relative thereto, any indemnity obtained as a result of such proceedings shall be for the account of Licensee.

16.10	Licensee undertakes not to use the Trademarks in (or in relation to) its corporate name nor as domain names (alone or in association with other elements).

16.11

At expiry or termination of the Agreement, irrespective of the reason thereof, all the rights of Licensee in relation to the Trademarks, shall immediately revert, or, in any event, be transferred to Ferrari and will become exclusive property of the latter, and Licensee will not assert any claim to the contrary, whether during the Term or at any time thereafter.

In this context, Licensee undertakes, at its sole expense, to sign and/or file all documents and statements which may possibly be required, in conformity with all and any regulations applicable in the Territory, to reinstate (or instate) Ferrari in all the rights relative to the Trademarks also as domain names (alone or in relation with other elements). Within 30 (thirty) days of receipt of a request therefor from Ferrari, Licensee shall provide Ferrari with all such documents and statements as may be reasonably required for this purpose.

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17.Copyright and Trademarks Notice – Labels

17.1

Licensee shall include the copyright and/or trademark notice on all packages used for the Products, relevant warranty booklets, advertisements and promotional releases in which the licensed Trademarks appear, in accordance with instructions from Ferrari, including but not limited to reasonable instructions with respect to position and letter size and in every case to protect the rights of Ferrari in accordance with the applicable rules in all the countries of the Territory.

17.2

Licensee undertakes to affix and maintain at its sole cost and expense, and shall ensure that the Labels (which shall have an estimated cost not higher than Euro  * per Label) are affixed to each and every package for use with the Products and Related Materials provided that each single Product shall have its own stand-alone package. For the avoidance of any doubt, one package shall not contain more than one Product inside of it. The Labels will be exclusively purchased by or for Licensee from the entity designated in writing by Ferrari (currently Artigrafiche Pagani, Milano, Italy). Licensee shall avoid, and shall ensure that any Producer avoids, the affixing of Labels on Products and Related Materials that are not approved in accordance with the provisions hereof. Licensee shall avoid, and shall ensure that any Producer avoids, the use, sale and/or provision of the Labels to third parties, without the express prior written consent of Ferrari, during the Term and the Sell off Period, if any, and at any time after expiry or termination of the Agreement,

*CONFIDENTIAL PORTION OF THIS EXHIBIT OMITTED AND FILED SEPARATELY WITH THE SEC PUSUANT TO RULE 24b-2 OF THE 1934 ACT.

irrespective of the grounds therefor. Furthermore, upon termination for whatever reason of the Agreement, Licensee shall promptly deliver, within 60 (sixty) days from such termination, and shall ensure that any Producer and/or any other third party authorised to have the Labels, shall deliver to Ferrari the Labels in stock at a location indicated by Ferrari. The cost of the Labels at their original purchase price to Licensee shall be reimbursed by Ferrari to Licensee. The cost of the delivery of the Labels to Ferrari shall be borne by Licensee.

18.Early Termination

18.1

In the event of default of Ferrari or of Licensee in the fulfilment of any of their respective obligations under the Agreement, the non-defaulting Party will be entitled to give written notice to that effect to the defaulting Party specifying in detail such default or breach and demanding that the defaulting Party fulfil the relevant specific obligation within 15 (fifteen) days from receipt of such notice. Unless the default is remedied within the term mentioned above, the Agreement shall be deemed automatically terminated pursuant to Article 1454 of the Italian Civil Code. The terms of this Section 18.1 will not apply in those cases of default of Licensee governed by the termination provisions contained in Article 19 hereof.

18.2

The termination of the Agreement shall not release Licensee from the obligations incumbent upon it up to the date of such termination (including, but not limited to payments by Licensee to Ferrari), nor release Licensee from its liability for default and for damage suffered by Ferrari as a result of breach of the Agreement; provided, however, that in no event will Licensee's damages for breach of contract exceed an amount equal to the Guaranteed Minimum Payments that would have been payable to Ferrari hereunder for the remaining part of the year in which such termination shall take place and for the year immediately following, it being understood that the foregoing limitation of liability applies only in respect of claims based on the loss of the income that would have been generated should the Contract not have been terminated (except for such claims based on Licensee's breach of contract due to fraud or gross negligence) and none of Ferrari's other claims for damages, if any, shall be subject to such limitation.

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18.3

Waiver by a Party of notice of default to the other Party will not prevent the non-defaulting Party from terminating the Agreement, in the event of further similar, or different, default by the other Party nor from the right to demand fulfilment of each and every obligation of the other Party under the Agreement.

19.Termination with Immediate Effect; Right of Termination

19.1

Ferrari shall also have the right to terminate the Agreement, pursuant to Article 1456 of the Italian Civil Code, without regard to the procedure described under Article 18, in the following cases (i) non-fulfilment by Licensee of the obligations for which provision is made in Sections 2.4 * and 3.2; (ii) delay (of more than 30 (thirty) days) by Licensee in the payment of the invoices related to the Guaranteed Minimum Payments and/or the Royalties; (iii) delivery or distribution of Products not submitted to Ferrari for approval or not approved by Ferrari, as provided under Article 9*; (iv) the undertaking of A&P Activities without the prior approval of Ferrari as provided under Article 11*; (v) assignment of the Agreement and/or granting of sublicenses in breach of Section 2.6; (vi) non-fulfilment by Licensee of the obligations for which provision is made in Section 2.7*; (vii) failure by Licensee to take out and maintain sufficient insurance cover as provided under Article 15; (ix) failure by Licensee to notify a change in control pursuant to Section 22.6; (ix) non-fulfilment by Licensee of the obligations for which provision is made in Article 25.1, other than inadvertent, Immaterial disclosure; (x) failure by Licensee to comply with Ferrari’s Code of Conduct as required by Section 24.1; (xi) *.

*CONFIDENTIAL PORTION OF THIS EXHIBIT OMITTED AND FILED SEPARATELY WITH THE SEC PUSUANT TO RULE 24b-2 OF THE 1934 ACT.

The Agreement shall be deemed automatically terminated, with immediate effect, pursuant to Article 1353 of the Italian Civil Code in the event of (i) total discontinuance of the industrial or commercial activity of the Licensee, save for corporate restructuring of usual and justified character, or (ii) known insolvency of the Licensee, even where not established by a judgment in bankruptcy concerning the same, or (iii) receivership, liquidation, placing in legal administration, bankruptcy proceedings concerning the Licensee (other than involuntarily proceedings -i.e., proceedings commenced by a third party and not by Licensee itself- which are dismissed within 30 days).

20.Rights and Obligations following Expiry or Termination

20.1

Licensee shall be granted a Sell off Period, during which Licensee will be entitled to sell existing inventory but not to produce the Products and/or Related Materials provided that (i) all the amounts due by Licensee to Ferrari (including the payment of the Royalties) have been paid by Licensee to Ferrari; and (ii) the stock for Sell off Period is within reasonable limits, (i.e. during the last six months of duration of the Agreement it does not exceed the level recorded for the previous corresponding six months).

20.2

Without prejudice to Section 20.1 hereunder, following expiry or termination of the Agreement for whatever reason, all the rights of Licensee to manufacture and promote the Products and/or Related Materials shall immediately cease and Licensee shall immediately and permanently cease and abandon use of the Trademarks and/or Images, and, except as otherwise expressly permitted hereunder, shall cease to distribute the Products and to state or advertise that it is in any way linked to Ferrari and, in general, refrain from any behaviour or activity whatsoever which could generate, in third parties, a false impression of continuance of the Agreement.

20.3

Within 60 (sixty) days from the expiry or the termination of the Agreement for whatever reason, Licensee shall return to Ferrari or destroy, in accordance with the Brand Department of Ferrari and at Licensee’s expense all Related Materials, advertising, promotional or sales material relating to the Products or any other documentation relating to the business of Ferrari and shall cause,

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under its direct liability, Producers in possession of said Related Materials to fulfil the same obligation, subject however to the obligations regarding retention of documents laid down in Section 8.2; provided, however, that the foregoing shall not apply to any Related Materials that are required by Licensee or its Affiliates for use during the Sell off Period.

20.4

Licensee shall be fully liable towards Ferrari for the cessation by any third party under Licensee’s control and in any way used by Licensee in relation to the Products, of all and any use whatsoever of the Trademarks and/or Images, for the immediate surrender to Licensee of any items, documents or materials on which the Trademarks and/or the Images shall in any way appear and in general compliance with the provisions hereof. Following expiry or termination hereof, Licensee shall either destroy all moulds and/or work and/or instruments used for the reproduction of the Trademarks and/or the Images or – upon Ferrari’s request – transfer the same to Ferrari or to any other person or entity designated by Ferrari at a price to be agreed by the Parties, taking into consideration the age of and the wear and tear on each individual mould and/or instrument, always provided that the price shall not exceed the book value for Licensee.

20.5

Following termination of the Agreement, either by expiry or any other cause, Licensee will immediately pay to Ferrari all amounts due under the Agreement relative to the Products including Royalties on Net Turnover after the termination of the Agreement, in particular during the Sell off Period. Such payment shall be made under the same conditions specified in Schedule A. Furthermore, Licensee shall provide Ferrari within 30 (thirty) days from the termination hereof, a report on the situation.

20.6

Following termination of the Agreement, either by due expiry of the term or any other cause, neither Party shall be entitled to claim any compensation from the other Party in connection with any goodwill created hereunder.

20.7

At the end of the Term or at the expiry of the Sell off Period, if granted, Licensee shall propose to Ferrari (and only to Ferrari) the remaining inventory of the Products including the Producers’ stock, at cost of goods and Ferrari shall have the right to buy or not to buy said inventory in whole or in part from Licensee. Licensee acknowledges that Ferrari shall be entitled to re-sell such Products in the Ferrari Points of Sale.

After the expiry of the Sell off Period, Licensee shall, in alternative, be entitled to sell the remaining stock of Products solely through Licensee’s outlet stores or any of its Affiliates’ outlet stores. To such purpose, at the expiry of the Sell off Period, Licensee shall submit to Ferrari a complete report containing all the remaining stock of Products that may be sold through such outlet stores. In any case, it is expressly understood that the stock for sale in outlet stores must be within reasonable limits.

Any Products not purchased by Ferrari and/or not contained in the above mentioned stock report shall be destroyed and Licensee shall provide to Ferrari a certified copy of the document attesting to due destruction of the Products, and Ferrari reserves the right to verify the authenticity of said document pursuant to Section 13.1.

21.Notices

21.1

Each and every communication and notification relating to the Agreement shall be sent from one Party to the other by fax, international courier (such as FedEx or UPS) with signature required by the recipient or by registered mail, return receipt requested, to the fax number and/or to the address set forth here below, or to such other address as may have been notified by one Party to the other. Such communication or notification shall be deemed to have been made at the date indicated in the receipt of the fax’s transmission or, in case of despatch by registered mail or international courier, at the date indicated in the respective receipt, as duly countersigned by the receiving party.

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To Ferrari

Ferrari S.p.A.

Via Abetone Inf. 4

41053 Maranello (MO)

Attn.: Brand Department

Email: FGT-licensing@ferrari.com

Fax no.: +39 0536 949 959

To Licensee

Movado Group Inc.

650 From Road -Suite 375

Paramus, N.J. 07652-3556

United States

Attn.: Tad Uchtman (Brand President)

Fax no.: 201 267 8050

Copy to:

Legal Department at the same address

Attn: General Counsel

Fax no.: 201 267 8050

22.Miscellaneous

22.1	VAT and other Taxes

All payments made hereunder are exclusive of VAT or similar sales taxes, if due, which taxes shall be paid in addition thereto.

22.2	Completeness of the Agreement; Registration Taxes

The Agreement, together with the Schedules and Recitals, constitutes the entire agreement between the Parties and supersedes and replaces any prior written or oral agreements, understandings, negotiations and dealings. The cost of registration duty, if any, shall be equally borne by the Parties.

22.3	Amendments

Any amendments of the Agreement or of its Schedules shall be valid only if agreed between the Parties in writing.

22.4	Independent Contractors

This Agreement does not create a partnership or agency relationship between the Parties. Neither of the Parties is entitled to enter into any agreement, to grant rights or to incur liabilities on behalf of the other Party.

22.5	Severability

In the event that any of the terms or conditions of the Agreement that are not of the essence are held to be illegal or unenforceable, the validity or enforceability of the remainder of the Agreement shall not be affected.

22.6	Change of Control

In the event that any third party (which shall mean any person or entity other than Licensee or any Affiliate of Licensee) acquires a number of votes or shares sufficient to give the control of

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Movado Group, Inc. to any person or entity other than Movado Group, Inc.’s current majority shareholder or any person or entity controlled by such majority shareholder or any of such majority shareholder’s family members (including siblings, children, grandchildren, their respective spouses, nieces, nephews, aunts, uncles and cousins) then Movado Group, Inc. shall inform Ferrari of the name of said third party promptly after it may disclose said information pursuant to the applicable provisions of law. For purposes of this Section 22.6, “control” shall mean voting power of more than 50% of the total voting power represented by all the outstanding voting securities of Movado Group, Inc.

Ferrari may, within 130 (one hundred and thirty) days from the receipt of said information, terminate the Agreement without incurring any penalty either for itself or for Licensee. In such event, Licensee shall be granted the Sell off Period. Said rules shall apply also in the event of the consummation of any transaction of whatever nature that results in a change of control, directly or indirectly, of Movado Group, Inc.

The Parties acknowledge that the information provided by Licensee to Ferrari pursuant to this Section 22.6 shall be deemed Confidential Information.

22.7Default Interest

In the event that Licensee is in default with respect to its financial obligations, interest at the rate indicated in Schedule A shall accrue from the date payment should have been made until actually made in full.

23.No Standardised Document

Each provision of the Agreement has been freely discussed and negotiated between the Parties, each of them having received sufficient competent advice.  The Agreement is not a standardised document. Therefore Articles 1341 and 1342 of the Italian Civil Code shall not apply to this Agreement.

24.Code of Conduct

24.1

Licensee acknowledges that Ferrari adopted the Code of Conduct concerning the ethical principles to be applied by the companies subject to Direzione e Coordinamento of Ferrari N.V. in their business activities. The provisions of the Code of Conduct are available and can be downloaded by accessing the following link http://corporate.ferrari.com/en/governance/code-conduct. Licensee confirms having read such Code of Conduct carefully and having fully understood its meaning and content. Licensee undertakes to comply at all times with the provisions set forth in the Code of Conduct.

25.Confidentiality

25.1	In relation to the Confidential Information, each Party undertakes to the other, on its own behalf and on behalf of its Affiliates, Representatives and Distributors:
(a)	to use the Confidential Information solely to perform and execute the present Agreement;
(b)

not to use the Confidential Information in a manner which (i) is detrimental to the structure, to the finance and/or the image of the Disclosing Party or of any of its Affiliates and/or Representatives and/or Distributors; or (ii) prejudices or jeopardizes the relations between the Disclosing Party and third parties;

(c)

to consider the Confidential Information to be strictly private and confidential and to adopt all reasonable measures as not to prejudice, in any manner whatsoever, the confidential nature of the Confidential Information;

(d)

not to disclose or communicate to anyone, in whole or in part, on an oral and/or written basis or on IT support and/or any other kind of support, the Confidential Information save for the provisions expressly contained in this Agreement, and, in particular, in Article

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25.2;
(e)	not to make any announcement or reference to the Agreement, without the previous written consent of the other Party;
(f)

not to make copies, duplicate, reproduce and record, in whatever way and by any means, the Confidential Information and whatever will be necessary for the purposes under the preceding letter a) of this Article 25.1, without the prior written consent of the Disclosing Party.

25.2

The obligations undertaken under this Agreement shall not prevent either Party from communicating the Confidential Information, in whole or in part, (a) to its Affiliates and/or Representatives and/or Distributors and/or Producers or any other third party under contract with such Party in case of the knowledge of the Confidential Information is strictly necessary in order to permit to such Party to perform and/or execute the Agreement or (b) as may be required by law. The Licensee undertakes to limit the number of the Affiliates, Representatives., Distributors, Producers or other persons who could access to the Confidential Information just to the ones who are directly involved in the above mentioned activities. The Recipient Party undertakes to guarantee that its Affiliates, Representatives, Distributors, Producers and all other persons to whom the Recipient Party discloses any Confidential Information as permitted hereunder undertake as well to maintain the confidentiality, in accordance with this Agreement, of any of the Confidential Information that they will know or will be communicated to them in carrying out their duties, with no prejudice to the joint and several liability of the Recipient Party in case of breach by any of its Affiliates, Representatives, Distributors, Producers or any other such persons.

25.3

Each Party shall be liable for all damages, direct or indirect, with the exception of consequential damages, caused to the other Party, its Representatives and Affiliates and/or Distributors, in case of any breach of the obligations under this Agreement by its Affiliates and Representatives and/or Distributors.

25.4	Upon termination or in any other case of termination or interruption of the Agreement for whatever reason, each Party undertakes:

i.

to return and cause to be returned to the Disclosing Party any original and copy of all documents and/or supports in possession of the same or of its Affiliates and/or Representatives and/or Distributors, in whatever manner, which contain or are derived from the Confidential Information;

ii.

to erase and/or destroy and cause to be erased and/or destroyed any Confidential Information saved on pc or other electronic devices held or controlled by the Recipient Party or its Affiliates or Representatives and/or Distributors, unless the Disclosing Party expressly requests the return of the Confidential Information.

25.5

The return and/or erasing/destruction of the Confidential Information will not affect the confidentiality obligations of the Parties undertaken under this Agreement, their respective Affiliates and/or Representatives and/or Distributors, which shall remain valid and effective without limit.

26.Governing Law and Jurisdiction

26.1	Any dispute arising out of or in connection with this Agreement and all matters or issues collateral hereto shall be governed by the laws of Italy, with the exclusion of conflict of law rules.

26.2	Any dispute in connection with the Agreement shall be referred to the Ordinary Court of Modena (Italy), with the exclusion of any other judicial authority.

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Schedules: A to L inclusive, included herein by formal mention.

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SCHEDULE A

Agreement Conditions

Term:	The Agreement shall be effective as of January 1, 2018 and, if not terminated earlier in accordance with the terms hereof or the applicable law, shall terminate on December 31st, 2022.
Territory:	Worldwide.
Exclusivity:	The rights granted to Licensee pursuant to Section 2.1 herein are granted on an exclusive basis strictly within the limits set forth in Section 2.2.
Sell off Period:	Six (6) months.
Free of charge Products:

During each calendar year Licensee shall provide to Ferrari, free of charge, within 30 (thirty) days from Ferrari’s written request, a maximum of * sales samples of each new Product released during the Term, as referenced in Section 9.4.

During each calendar year Licensee shall provide to Ferrari, free of charge, within 30 (thirty) days from Ferrari’s written request, a total of * production Products excluding Swiss made limited edition watches, and a total of * Swiss made limited edition watches.

Royalties:	*% of Net Turnover
Currency to be used for Guaranteed Minimum Payments and Royalties:	EUR.
Default interest:	EURIBOR (3 (three) months) + spread 3 (three) percentage points.

*CONFIDENTIAL PORTION OF THIS EXHIBIT OMITTED AND FILED SEPARATELY WITH THE SEC PUSUANT TO RULE 24b-2 OF THE 1934 ACT.

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SCHEDULE B

Trademarks

A. Logo "Ferrari Official Licensed Product"

B. Logo "Scudetto Scuderia Ferrari"

C.Logo “Scuderia Ferrari”

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SCHEDULE C

Business, Product and A&P Activities Plan

C1 Business Plan

*

*CONFIDENTIAL PORTION OF THIS EXHIBIT OMITTED AND FILED SEPARATELY WITH THE SEC PUSUANT TO RULE 24b-2 OF THE 1934 ACT.

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C2 Product Plan

*

*CONFIDENTIAL PORTION OF THIS EXHIBIT OMITTED AND FILED SEPARATELY WITH THE SEC PUSUANT TO RULE 24b-2 OF THE 1934 ACT.

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C3 A&P Activities Plan

*

*CONFIDENTIAL PORTION OF THIS EXHIBIT OMITTED AND FILED SEPARATELY WITH THE SEC PUSUANT TO RULE 24b-2 OF THE 1934 ACT.

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SCHEDULE D

Guaranteed Minimum Payments

Reference Period	Currency	Amount	Payment’s dates
01/01/2018- 31/12/2018	EUR	*	(i) 25% within 30/01/2018 (ii) 25% within 30/04/2018 (iii) 25% within 31/07/2018 (iv) 25% within 30/10/2018
01/01/2019- 31/12/2019	EUR	*	(i) 25% within 30/01/2019 (ii) 25% within 30/04/2019 (iii) 25% within 31/07/2019 (iv) 25% within 30/10/2019
01/01/2020- 31/12/2020	EUR	*	(i) 25% within 30/01/2020 (ii) 25% within 30/04/2020 (iii) 25% within 31/07/2020 (iv) 25% within 30/10/2020
01/01/2021- 31/12/2021	EUR	*	(i) 25% within 30/01/2021 (ii) 25% within 30/04/2021 (iii) 25% within 31/07/2021 (iv) 25% within 30/10/2021
01/01/2022- 31/12/2022	EUR	*	(i) 25% within 30/01/2022 (ii) 25% within 30/04/2022 (iii) 25% within 31/07/2022 (iv) 25% within 30/10/2022

*CONFIDENTIAL PORTION OF THIS EXHIBIT OMITTED AND FILED SEPARATELY WITH THE SEC PUSUANT TO RULE 24b-2 OF THE 1934 ACT.

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SCHEDULE E

Products

Watches with a suggested retail price not exceeding EUR 2'500 (Euro two thousand five hundred/00).

SCHEDULE F

Royalties Report

Royalty Report

Company:

Period:

Startig Date:

End Date:

Quarterly average exchange rate according to ECB

Currency USD/EUR

Currency GBP/EUR

Currency …

Currency …

PRODUCT CODE	PRODUCT DESCRIPTION	PRODUCT FAMILY	PRODUCT SEGMENT	CURRENCY	FX RATE	GROSS SALES UNITS	GROSS SALES PRICE_UN	RETURNS UNITS	RETURNS SALE PRICE	DISCOUNT %	ROYALTY %	NET SALES UNITS	NET SALES PRICE_UN	ROYALTY AMOUNT	CHANNEL	CLIENT

SCHEDULE G

Stock Report

Stock Report Standard Form
Inventory

Period:

("Start Date")
("End Date")

Stock:

Product Code	Description	Inventory at Start Date	Manufactured Products (Units)	Delivered Products (Gross Units)	Returns	Inventory at End Date (Units)

SCHEDULE H

PNF Form

Ferrari - Promotional Notification Form (PNF)

1. Originator

Name
Phone Number
Company
Country
Date

2. Proposed Promotion

Country/Territory
Promotional Starting date
Promotional Ending date
For Product & Service (if Any)
Name of Promotion (if Any)
For Consumer Promotion	Yes / No
For Trade Promotion	Yes / No
For Internal Company Incentive	Yes / No
For PR initiative	Yes / No
Distribution Channel no.1
Distribution Channel no.2
Distribution Channel no.3
Other Supporting Partner
Other Supporting Partner
Other Supporting Partner

3. Promotional Items Involved

PROMOTIONAL ITEM	MANUFACTURERS	ORIGINAL or CUSTOMIZED	QUANTITY

4. Promotion description	Mechanism & Characteristics

Promotion Objectives:
Promotion Objectives for the Partner:

Mechanism of the Promotion
Time frame within which the Premiums will be distributed

5. Media Support

TV (Budget (US$)/GRP /Timing):
Press (Budget (US$)/ GRP /Timing):
Radio (Budget (US$)/ GRP /Timing):
Poster (Budget (US$)/ GRP /Timing):
Web/on line:
Point of Sale:
Enclosures to the Packaging:

IN ORDER TO ENSURE SUPPORT FOR THE PROMOTION PLEASE PROVIDE US WITH A MEDIA PLAN

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SCHEDULE I

Insurance Policy

The insurance policy shall provide minimum cover of:

➢	EUR * per insured event covering the Territory;
➢	EUR * per insured event covering the territories of United States and Canada.

The insurance policy must (a) designate Ferrari as "additional insured party", (b) specify that the insurance may not be terminated unless the insurer has given written notice to Ferrari, not less than 30 (thirty) days prior to the effective date for such termination, and (c) confirm that, in any event, the insurance must as a minimum cover the liability of Licensee under Article 15.

*CONFIDENTIAL PORTION OF THIS EXHIBIT OMITTED AND FILED SEPARATELY WITH THE SEC PUSUANT TO RULE 24b-2 OF THE 1934 ACT.

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SCHEDULE J

Sponsors and Suppliers

Scuderia Ferrari

Sponsors and Suppliers for the year 2017

Sponsors	Official Suppliers	Suppliers
Philip Morris	Pirelli	Bell
Alfa Romeo	Puma	OZ
Santander	Swisse	Honeywell
Shell	Infor	Technogym
Ray-Ban	Experis	Veuve Clicquot
Ups	SKF
Kaspersky Lab	Magneti Marelli
Weichai	NGK
Hublot	Brembo
Mahle	Riedel
Omr	Iveco
Singha

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SCHEDULE K

Licensee’s Affiliates and Subsidiaries

Name of Affiliate	Relationship to Licensee	Jurisdiction of Formation	Entitled to manufacture and package Products pursuant to Article 13.4?	Entitled to carry out distribution activities pursuant to Article 14?
Grinberg family	Controlling shareholders	N/A	No	No
Movado Retail Group, Inc.	Subsidiary	NJ (USA)	No	Yes
Movado Group Delaware Holdings Corp.	Subsidiary	Delaware (USA)	No	No
Movado LLC	Subsidiary	Delaware (USA)	No	No
Movado Group of Canada Inc.	Subsidiary	Canada	No	Yes
MGI Luxury Group SA	Subsidiary	Switzerland	Yes	Yes
Movado Watch Co. SA	Subsidiary	Switzerland	No	Yes
Ebel Watches SA	Subsidiary	Switzerland	No	No
Concord Watch Co. SA	Subsidiary	Switzerland	No	No
MGS Distribution Ltd	Subsidiary	UK	No	Yes
JLB Brands Ltd	Subsidiary	UK	No	No
Movado Group Deutchland GmbH	Subsidiary	German	No	Yes
Movado Deutchland GmbH	Subsidiary	German	No	No
MGI Luxury Group GmbH	Subsidiary	German	No	No
Concord Deutchland GmbH	Subsidiary	German	No	No
MGI Luxury Group BV	Subsidiary	Netherlands	No	No
Movado Group Nederland BV	Subsidiary	Netherlands	No	Yes
Movado Group France SAS	Subsidiary	France	No	Yes
MGI Luxury Singapore Pte Ltd	Subsidiary	Singapore	No	Yes
MGI Luxury Malaysia Sdn Bhd	Subsidiary	Malaysia	No	Yes
Swissam Products Ltd	Subsidiary	Hong Kong	Yes	Yes
MGI Luxury Asia Pacific Ltd	Subsidiary	Hong Kong	No	Yes
MGI Luxury Trading (Shanghai) Ltd	Subsidiary	China	Yes	Yes

License AgreementPage 45 di 47

SCHEDULE L

Trademark Registrations

Documents attached

**************

Please confirm your whole acceptance of the present’s proposal content by reproducing its entire text (including the schedules) and sending it, duly signed, for acceptance, by your authorized representative.

Kind regards,

Movado Group Inc.

/s/ Mitchell Sussis

Name:Mitchell Sussis

Title:Senior Vice President

License AgreementPage 46 di 47

Movado Group, Inc.

650 From Road – Suite 375

Paramus, N.J. 07652-3556

United States

To the kind attention of:

Mitchell Sussis

Senior Vice President

Maranello, November 23, 2017

Registered Post

Dear Sirs,

We send you this letter in full acceptance of your proposal dated November 17, 2017.

Kind Regards,

Ferrari S.p.A.

/s/ Sergio Marchionne

Name: Sergio Marchionne

Title: Chief Executive Officer

License AgreementPage 47 di 47